                                                                    Exhibit 4.34



                       AMENDED AND RESTATED KSO AGREEMENT

                                     BETWEEN

                         PERUSAHAAN PERSEROAN (PERSERO)

                        PT TELEKOMUNIKASI INDONESIA, Tbk.

                                       AND

                    PT MITRA GLOBAL TELEKOMUNIKASI INDONESIA

                             DATED JANUARY 20, 2004

                                Table of Contents

1.       INTERPRETATION ..................................................................      3

         1.1  Definitions ................................................................      3

         1.2  Attachments ................................................................     10

         1.3  Headings ...................................................................     11

         1.4  Extended Meanings ..........................................................     11

2.       KSO in DIVRE IV .................................................................     12

         2.1  Cooperation ................................................................     12

         2.2  DIVRE IV operations ........................................................     12

         2.3  Status of DIVRE IV .........................................................     12

         2:4  Protection of TELKOM's Interest ............................................     13

         2.5  Protection of the Investor's Interest ......................................     13

3.       CONSTRUCTION ....................................................................     14

         3.1  Ownership of New Installation ..............................................     14

         3.2  Completion of any New Installation and Other Capital Expenditure ...........     14

         3.3  TELKOM Construction Right ..................................................     14

4.       PERFORMANCE OBJECTIVES ..........................................................     15

5.       MANAGEMENT AND OPERATIONS PLAN ..................................................     15

         5.1  Approval of Plan ...........................................................     15

         5.2  Changes to Plan ............................................................     16

         5.3  Content of Plan ............................................................     16

6.       OPERATION AND MANAGEMENT OF DIVRE IV ............................................     17

         6.1  Role of TELKOM .............................................................     17

         6.2  Head of Regional Division ..................................................     17

         6.3  Appointment of Head of Regional Division and Senior KSO Management .........     18

         6.4  Telkom Representative ......................................................     18

         6.5  Auditor ....................................................................     18

         6.6  Insurance ..................................................................     19

         6.7  Indonesian Resources .......................................................     19

7.       REPORTS AND AUDITS ..............................................................     20

         7.1  Fiscal Year ................................................................     20

         7.2  Monthly Reports ............................................................     20

         7.3  Annual Audit and Report ....................................................     20

8.       FINANCE .........................................................................     21

         8.1  Source of Funds ............................................................     21

         8.2  KSO Account ................................................................     21

         8.3  Revenues ...................................................................     22

         8.4  Use and Segregation of Funds ...............................................     22

         8.5  Investor Revenues ..........................................................     22

         8.6  KSO Operating Expenses .....................................................     24

         8.7  Balance of KSO Revenues ....................................................     25

         8.8  TELKOM Deficiency Undertaking ..............................................     26

         8.9  Effect of Termination ......................................................     26

         8.10 Late Payment ...............................................................     26

         8.11 Transition Payment Mechanics ...............................................     27

9.       PERSONNEL .......................................................................     27

         9.1  Employees of DIVRE IV ......................................................     27

10.      REPRESENTATIONS AND WARRANTIES ..................................................     27

         10.1 Representations and Warranties of the Investor .............................     27

         10.2 Representations and Warranties of TELKOM ...................................     28

11.      OBLIGATIONS OF TELKOM ...........................................................     28

         11.1 Good Faith .................................................................     28

         11.2 Access to Information ......................................................     29

         11.3 Existing Installation ......................................................     29

         11.4 Co-Operation ...............................................................     29

         11.5 Indemnification ............................................................     29

         11.6 Access .....................................................................     30

12.      OBLIGATIONS OF THE INVESTOR......................................................     31

         12.1 Good Faith..................................................................     31

         12.2 Limitation on Encumbrances..................................................     31

         12.3 Indemnification.............................................................     32

         12.4 Ownership of Investor.......................................................     32

13.      EVENTS OF DEFAULT................................................................     33

         13.1 Events of Default by TELKOM.................................................     33

         13.2 Remedy upon Default.........................................................     33

14.      TERMINATION......................................................................     34

         14.1 Termination at End of KSO Period............................................     34

         14.2 Representations and Warranties..............................................     34

         14.3 Waiver of Article 1266......................................................     35

         14.4 Licenses and Warranties.....................................................     35

15.      DISPUTE RESOLUTION...............................................................     35

         15.1 Co-operative Negotiation....................................................     35

         15.2 Decision by Minister........................................................     36

         15.3 Arbitration.................................................................     36

         15.4 Binding Effect..............................................................     36

         15.5 Good Faith..................................................................     36

         15.6 Costs.......................................................................     37

16.      GENERAL .........................................................................     37

         16.1  Notice ....................................................................     37

         16.2  Governing Law .............................................................     38

         16.3  Language ..................................................................     38

         16.4  Interpretation ............................................................     38

         16.5  Confidentiality ...........................................................     39

         16.6  Force Majeure .............................................................     39

         16.7  Entire Agreement ..........................................................     40

         16.8  Severability ..............................................................     40

         16.9  No Waiver .................................................................     41

         16.10 Further Assurances ........................................................     41

         16.11 Benefit of this Agreement .................................................     41

         16.12 Assignment ................................................................     41

         16.13 Taxes .....................................................................     42

         16.14 Amendments ................................................................     42

17.      MISCELLANEOUS ...................................................................     42

         17.1 Mutual Waivers .............................................................     41

         17.2 Accounts Receivable ........................................................     43

         17.3 KSO Construction Agreement .................................................     43

         17.4 Loss of Exclusivity ........................................................     43

         17.5 Undertaking to Indosat .....................................................     43

17.6  Prohibition on Payments in U.S. Dollars ............................................     44

17.7  License ............................................................................     44

Attachment A Description of the Territory.................................................     46

Attachment B License......................................................................     47

Attachment C Investor Revenues............................................................     48

Attachment D Irrevocable Payment Instruction..............................................     49

Attachment E Transition Payment Mechanics.................................................     52

Attachment F Power of Attorney (Pursuant to Section 13.2).................................     54

Attachment G Form of Mutual Waiver Between the Company and TELKOM.........................     57

Attachment H Form of Mutual Waiver Between Selling Shareholders and TELKOM................     62

                            AMENDED AND RESTATED KSO
                                    AGREEMENT

                          No.TEL 06/HK.810/UTA-00/2004

This AMENDED AND RESTATED KSO AGREEMENT (hereinafter referred to as the "Agreement") is made on January 20, 2004,

BETWEEN:

Perusahaan Perseroan (Persero) PT. TELEKOMUNIKASI INDONESIA, Tbk, a limited liability state owned public company for telecommunication operator established under the law of the Republic of Indonesia, for which the Articles of association have been published in the State Gazette of the Republic of Indonesia Number 5 dated 17 January 1992, Supplement Number 210, as amended several times and the latest amendment has been published in the State Gazette of the Republic of Indonesia Number 45 dated 4 May 2002, Supplement Number 5495, having its head office at Jalan Japati Number 1, Bandung 40133, Indonesia, in this legal act duly represented by KRISTIONO, President Director, hereinafter referred to as "TELKOM"

                                     - and-

PT. MITRA GLOBAL TELEKOMUNIKASI INDONESIA, a limited liability company owned by:

PT Alberta Telecommunication (99.99%)

Alberta Capital Partners Limited (0.01%)

for which the Articles of Association have been published in the State Gazette of the Republic of Indonesia Number 97 dated 5 December 1995, Supplement Number 9985, as amended several times and lastly amended by Deed Number 70 dated 18 June

2002, made before Aulia Taufani, SH., substitute to Sutjipto, SH., Notary in Jakarta, which has been reported to the Minister of Justice and Human Rights of the Republic of Indonesia evidenced by his receipt dated 2 July 2002 Number C-11893.HT.01.04.Th.2002 and has been registered with the South Jakarta Company Registration Office on 10 September 2003 under Number 1110/RUB 0903/IX/2003, having its registered office at Grata Surya Intemusa 10th Floor, Suite 1003, Jalan HR Rasuna Said, Kav. X-O, Jakarta 12950, duly represented for this legal action by Sandiaga Salahuddin Uno, President Director, hereinafter referred to as the "Investor".

In consideration of and based on the following premises:

A. whereas the Investor and TELKOM entered into the Original KSO Agreement as defined below;

B. whereas the Investor has planned, designed, constructed, financed and operated in excess of 350,000 Access Line Units within the framework of a co-operative joint operating scheme ("KSO") with TELKOM in the Territory on the terms and conditions set forth in me Original KSO Agreement and the Original KSO Construction Agreement as defined below;

C. whereas the Investor and TELKOM wish to make certain adjustments to the operational and financial terms of the Original KSO Agreement to permit more efficient and effective operation of DIVRE IV and the KSO System during the remaining term of the Original KSO Agreement; and

D. whereas to give effect to such adjustments, the Investor and TELKOM wish to amend and restate the Original KSO Agreement in its entirety, as provided herein.

NOW THEREFORE the parties hereto agree as follows:

ARTICLE 1 - INTERPRETATION

1.1      Definitions

         In this Agreement, unless the context otherwise requires:

(a) Affiliate of any person means any party which controls, is controlled by or under common control with such person, whether directly or indirectly. For this purpose the term controls means the ownership of at least 50% of the voting interests in the subject person and/or the ability to control in fact the business and affairs of the subject person;

(b) Auditor means the independent auditor of DIVRE IV appointed in accordance with Section 6.5;

(c)      [reserved]

(d) License Fee means the fee payable by DIVRE IV to the Department for the Investor pursuant to the License;

(e)      KSO Operating Expenses has the meaning ascribed thereto in Section 8.6;

(f) Department means the Department of Communications of the Republic of Indonesia (DEPHUB);

(g)      Director General means the Director General of Post and
Telecommunications of the Department of Communications;

(h) Head of Regional Division means the head of DIVRE IV appointed from time to time by TELKOM in accordance with Article 6, being the chief executive of DIVRE IV;

(i) Business Day means a day, other than a Saturday, Sunday or official Indonesian holiday, on which commercial banks are open for business during normal business hours in Jakarta;

(j) License means the approval granted by the Minister to the Investor in respect of the KSO, a copy of which is attached hereto as Attachment B;

(k) DIVRE IV Employees means all the employees of TELKOM who are assigned from time to time to DIVRE IV;

(l) Telkom Representative means the non-executive officer appointed from time to time by TELKOM in accordance with Article 6.

(m) KSO means "Kerjasama Operasi" (joint operation scheme), which is the cooperative arrangement entered into between TELKOM and the Investor pursuant to the Original KSO Agreement and the Original KSO Construction Agreement for purposes of the KSO Project;

(n) Senior DIVRE IV Management means the top 3 levels of DIVRE IV management (including the Head of Regional Division), as described in the Management and Operations Plan, and the chief executive of each of the regions (KANDATELs) in DIVRE IV, all as appointed from time to time hi accordance with
Article 6;

(o) KSO Period means the period of time from the Implementation Date to the later of 31 December 2010 and the date this Agreement is terminated pursuant to
Article 14;

(p)      Investor Revenues shall have the meaning set forth in Section 8.5;

(q) Minister means the Minister of Communications of the Republic of Indonesia;

(r)      Government means the Government of the Republic of Indonesia;

(s) Balance of KSO Revenues for any calendar month means the net revenues of DIVRE IV for that month stated in Rupiah and determined by deducting from the Total KSO Revenues for that month:

         i) the Rupiah equivalent of the Investor Revenues for that month (calculated by multiplying the U.S. Dollar amount of the Investor Revenues by the midpoint between the buying and selling rates of Bank Indonesia for the Rupiah against the U.S. Dollar on the payment date); and

         ii)      the KSO Operating Expenses for that month;

(t) Original KSO Construction Agreement means the KSO Construction Agreement dated 20 October 1995 (as amended) which is terminated by this Agreement as stated in Section 17.3;

(u) Original KSO Agreement means the KSO Agreement dated 20 October 1995 and all schedules attached thereto, as amended, restated or supplemented from time to time in accordance with the terms thereof including but not limited to:
Notes of Clarification (Side Letter) of the KSO Agreement, No. PKS.8/HK830/UTA-00/1996, dated 9 January 1996, and the Memorandum of Understanding on the Amendment of KSO Agreement, No.K.TEL51/HK810/UTA-00/98 dated 5 June 1998;

(v) Existing Project means TELKOM's ongoing, planned and committed telecommunication construction projects in the Territory on the Implementation Date;

(w) KSO Project means the planning, design, engineering, financing and construction of the New Installation pursuant to the Original KSO Construction Agreement including the upgrading of the Existing Installation, and the management, operation, repair and maintenance of the KSO System by DIVRE IV during the KSO Period;

(x) KSO Account means the bank account of DIVRE IV established in accordance with Section 8.2;

(y) Management and Operations Plan means the annual management and operations plan of DIVRE IV from time to time as approved pursuant to Article 5;

(z) New Installation means the new telecommunications facilities and all related supporting facilities, buildings, furnishings, computer and other equipment, systems and other assets and resources, including replacements and non maintenance related upgrades to the Existing Installation, required to be provided or constructed by the Investor in accordance with the Original KSO Construction Agreement, being comprised of the Minimum New Installation and the Additional New Installation, if any;

(aa) Minimum New Installation means the new telecommunications facilities and all related supporting facilities, buildings, furnishings, computer and other equipment, systems and other assets and resources, including replacements and non maintenance related upgrades to the Existing Installation, provided or constructed by the Investor pursuant to the Original KSO Construction Agreement so as to provide a minimum of 350,000 new Access Line Units in the Territory provided that subscriber drops and telephone sets are required to be installed only on subscriber demand;

(ab) Additional New Installation means the new telecommunications facilities, if any, and all related supporting facilities, buildings, furnishings, computer and other equipment, systems and other assets and resources, including replacements and non maintenance related upgrades to the Existing Installation, provided or constructed by the Investor following written approval by the Minister pursuant to an addendum agreement entered into between the Investor and TELKOM supplementing the Original KSO Construction Agreement;

(ac) New TELKOM Installation means the new telecommunications facilities, if any, and all related supporting facilities, buildings, furnishings, computer and other equipment, systems and other assets and resources, including replacements and non maintenance related upgrades to the Existing Installation and New Installation, provided or constructed by TELKOM after the Effective Date in accordance with Section 3.3;

(ad)     Existing Installation means:

         i) all TELKOM's existing telecommunications facilities in the Territory, including all related supporting facilities, reasonable test and installation equipment and spare equipment and a reasonable supply of parts inventories, relating to those existing telecommunications facilities together with buildings, furnishings, computer and other related equipment, systems and other assets and resources but excluding the assets and resources relating to:

-        TELKOM's head office functions,

- TELKOM Network Division, Atelier Division, SISFO (Information Systems Centre) Division and Training Centre Division, to the extent they are not used directly in the operation of TELKOM's existing telecommunications facilities mentioned above,

-        TELKOM's mobile wireless facilities,

- TELKOM's long distance network, including the Secondary Centers (SC) and Tertiary Centers (TC), "Backbone Transmission" and facilities connecting such centers and extending beyond them to connect with facilities of international carriers, other KSO systems and TELKOM's local operating territories;

         ii) the new facilities constructed under the Existing Projects and any other facilities constructed by TELKOM or a third party in accordance with the Original KSO Construction Agreement;

         iii) all maintenance related upgrades to the facilities referred to in i) and ii) made by DIVRE IV during the KSO Period; and

         iv) all new fixed telecommunications facilities constructed pursuant to PBH revenue sharing agreements, if any, in respect of the Territory;

(ae) Access Line Unit means all of the access and switching plant and equipment, including one telephone set and, where necessary drops, feeder and distribution plant, support facilities and structures and all related outside plant, switching and transmission facilities required to provide subscribers with access to the local telecommunications systems operated by DIVRE IV and the long distance telecommunications systems operated by other TELKOM divisions;

(af) KSO System means the integrated combination of the Existing Installation, the New Installation and any New TELKOM Installation built in the Territory by TELKOM after the Effective Date;

(ag)     Implementation Date means 1 January 1996;

(ah) Effective Date means the date on which this Agreement is both (x) signed by both parties and (y) title to 100% of the shares of the Investor is registered in the Investor's share register in the names of PT. Alberta Telecommunication and Alberta Capital Partners Limited as owners.

(ai) Total KSO Revenues means the collected total revenues of DIVRE IV from the operation of the KSO System and all interest earned thereon including installation charges, fixed monthly charges and charges for other telecommunications services offered to subscribers, pulse charges (except in the case of international calls where only TELKOM's portion of the subscriber revenues collected on pulse charges will be included), all revenues derived from PBH basic telecommunications (wireline) services operations in the Territory, TELKOM's portion of any settlement payments from international network providers for international calls terminating in the

Territory, and payments from third party telecommunications network or service providers such as interconnecting wireless telecommunications operators, WARTELs and pay-phone operators. The term Total KSO Revenues shall include amounts received by TELKOM following the end of the KSO Period in respect of the operations of the KSO System during the KSO Period;

(aj) DIVRE IV means TELKOM's Regional Division IV responsible for the management and operation of the KSO System during the KSO Period, constituted as a division of TELKOM and managed and operated by TELKOM in accordance with this Agreement;

(ak) Territory means the Regional Division IV Central Java telecommunications operating area and the Special Territory of Yogyakarta, more particularly described in Attachment A hereto.

1.2      Attachments

         The following arc the attachments attached hereto which are incorporated herein by reference and deemed to be a part of this Agreement:

Attachment A - Description of the Territory
Attachment B - License
Attachment C - Investor Revenues
Attachment D - Irrevocable Payment Instruction

Attachment E - Transition Payment Mechanics
Attachment F - Power of Attorney
Attachment G - Mutual Waiver between TELKOM and the Investor

Attachment H - Mutual Waiver between TELKOM and the former shareholders of
               Investor

In the event of any inconsistencies between any of the Attachments and the main body of this Agreement, the provisions of the main body of this Agreement shall prevail. In the event of any inconsistencies between the provisions of the License and the provisions of this Agreement the provisions of the License shall prevail.

1.3      Headings

         The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.4      Extended Meanings

         In this Agreement words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, sole proprietorships, partnerships, associations, trusts, joint ventures, unincorporated organizations, corporations, States, governments and governmental entities.

ARTICLE 2 - KSO IN DIVRE IV

2.1      Cooperation

         TELKOM and the Investor agree to work co-operatively, diligently and in good faith in the implementation of this Agreement.

2.2      DIVRE IV Operations

         DIVRE IV shall manage, operate, repair and maintain the KSO System during the KSO Period in accordance with this Agreement and all applicable law. DIVRE IV shall be managed in accordance with Article 6. During the KSO Period, the Investor shall make available and provide to DIVRE IV the New Installation (including the land and leasehold interests on which certain of the New Installation is situated) for the use by DIVRE IV. TELKOM acknowledges that the Investor provides and makes available the New Installation and such land and leasehold interests to DIVRE IV on an "as is, where is" basis as of the Effective Date, and the Investor and TELKOM agree that DIVRE IV and TELKOM shall bear full responsibility for the upkeep and maintenance of and repairs to the New Installation and for payment of all rents and other amounts relating to the land and leasehold interests during the KSO Period.

2.3      Status of DIVRE IV

         DIVRE IV is a division of TELKOM managed and operated by TELKOM in accordance with this Agreement. The business of DIVRE IV shall be fully segregated from the other business operations of TELKOM, including the operation and management of other TELKOM divisions. Except as provided herein, during the KSO Period, TELKOM will allocate the DIVRE IV Employees, the Existing Installation and any telecommunication facilities built in the Territory by TELKOM after the Effective Date to the exclusive use of DIVRE IV.

2.4      Protection of TELKOM's Interest

         The Investor hereby expressly acknowledges and agrees that it shall have no right or interest in the Existing Installation or New TELKOM Installation or any other assets of TELKOM other than as expressly provided for in this Agreement. During the KSO Period, DIVRE IV and the Investor shall take all such action as may be necessary to protect and safeguard TELKOM's right, title and interest in the Existing Installation and New TELKOM Installation and shall not sell, transfer, pledge, assign or otherwise encumber all or any part of the Existing Installation or New TELKOM Installation.

2.5      Protection of the Investor's Interest

TELKOM hereby expressly acknowledges and agrees that it shall have no right or interest in the New Installation or any other assets of the Investor other than as expressly provided for in this Agreement. During the KSO Period, DIVRE IV and TELKOM shall take all such action as may be necessary to protect and safeguard the Investor's rights, title and interest in the New Installation and shall not sell, transfer, pledge, assign or otherwise encumber all or any part of the New Installation.

ARTICLE 3 - CONSTRUCTION

3.1      Ownership of New Installation

         Until ownership is transferred to TELKOM in accordance with this Agreement, the New Installation shall be and remain the exclusive property of the Investor and without limiting the generality of the foregoing TELKOM shall not acquire any right or interest therein during the KSO Period other than pursuant to this Agreement.

3.2      Completion of any New Installation and Other Capital Expenditure

         From and after the Effective Date, TELKOM shall be solely responsible for completing any uncompleted construction on the Effective Date deemed feasible by and in accordance with TELKOM's program, and TELKOM acknowledges that after the Effective Date the Investor shall have no financial or other obligation of any kind to complete any of the New Installation or incur any other capital or operating expenditure whatsoever, provided, however, that the Investor shall be responsible for paying operational capital expenses incurred from the Effective Date until 31 December 2003 in an amount not to exceed Rp. 500 million.

3.3      TELKOM Construction Right

         From and after the Effective Date, TELKOM shall be entitled at any time to construct at its sole discretion and at its sole expense (and not at the expense of DIVRE IV or Investor) any New Telkom Installation in the Territory.

ARTICLE 4 - PERFORMANCE OBJECTIVES

         DIVRE IV shall at all times cooperate with TELKOM and other telecommunications operators in Indonesia including other TELKOM divisions to ensure that there is an adequate and timely flow of information between them such that (i) appropriate network planning and provisioning can occur and (ii) below-target or otherwise unacceptable performance of the KSO System or the systems operated by such other telecommunications operators is not due to inadequate or untimely provision of such traffic demand or other information.

ARTICLE 5 - MANAGEMENT AND OPERATIONS PLAN

5.1      Approval of Plan

         DIVRE IV shall be operated at all times in accordance with a Management and Operations Plan approved annually under this Article 5. The Head of Regional Division shall prepare and submit to TELKOM a draft Management and Operations Plan for each year. Following discussion and consultation in good faith with TELKOM, the Head of Regional Division shall make changes, if any, to such plan as he deems advisable and shall thereafter approve such plan in writing prior to the start of the applicable year. A copy of all final Management and Operations Plans approved pursuant to this Section 5.1 shall "be delivered forthwith by the Head of Regional Division to TELKOM and the Investor on or before 31 December of each year during the KSO Period.

5.2      Changes to Plan

         An approved Management and Operations Plan may be changed from time to time with the approval of the Head of Regional Division. Prior to approving any such change, the Head of Regional Division shall give notice to TELKOM setting out in detail the proposed change and any relevant background information. Following discussion and consultation in good faith with TELKOM, Head of Regional Division shall approve the proposed change with such modifications, if any, as recommended to him. Notice of all approved changes to a Management and Operations Plan, including a copy of the revised plan, shall be delivered forthwith by the Head of Regional Division to TELKOM and the Investor.

5.3      Content of Plan

         The Management and Operations Plan shall contain plans for the management and operation of DIVRE IV and the KSO System to a world class standard and shall include at a minimum a detailed work program, business plan and personnel plan and financial performance targets for the year and planning outlines for future years, detailed information in respect of the organizational and management structure of DIVRE IV, the job descriptions and qualifications for the Senior DIVRE IV Management, the identity, terms of engagement and scope of work to be performed by any third party contractors, the business approach to operations and service provisioning and the specific steps to be taken with a view to achieving all applicable, performance targets, the marketing strategy and the system for monitoring and evaluating marketing performance, the approach to maintenance and repair of the

KSO System including performance measurement and quality controls measurement methodologies and the human resources and research and development plans to be pursued hereunder.

ARTICLE 6 - OPERATION AND MANAGEMENT OF DIVRE IV

6.1      Role of TELKOM

         Except as expressly provided for herein, during the KSO Period, DIVRE IV will operate under the management, supervision, control and responsibility of TELKOM. Without limiting the generality of the foregoing, TELKOM shall promptly take all action necessary to delegate to the Head of Regional Division the broadest possible powers to manage and direct the operation of DIVRE IV and the KSO System. TELKOM shall maintain or obtain or shall cause DIVRE IV to maintain or obtain, as the case may be, all the licenses that ore required for the operations of DIVRE TV and the KSO System.

6.2      Head of Regional Division

         DIVRE IV shall be headed by the Head of Regional Division appointed by TELKOM in accordance with Section 6.3. Except as provided for herein, the Head of Regional Division shall have full and complete day to day management, financial and operational control and responsibility for DIVRE IV. Without limiting the generality of the foregoing and subject always to the terms of this Agreement, the Head of Regional Division shall be responsible for the implementation of Management and Operations Plans and to implement the appointment, replacement and determination of the terms of employment of the Senior DIVRE IV Management and all DIVRE IV Employees and subcontractors. The salary and benefits payable to the Head of Regional Division shall be determined and paid by TELKOM.

6.3      Appointment of Head of Regional Division and Senior KSO Management

         TELKOM shall appoint the Head of Regional Division and Senior DIVRE IV Management from time to time in its sole discretion.

6.4      Telkom Representative

         The Telkom Representative shall be appointed by TELKOM with full rights of substitution at any time. The Investor shall rely on the directions, approvals, agreements and determinations of the Telkom Representative as the official directions, approvals, agreements and determinations of TELKOM.

6.5      Auditor

         The Auditor of DIVRE IV shall be the reputable, international firm of auditors appointed from time to time as the independent auditor of TELKOM or if no such independent, international auditor is appointed, a reputable, independent, international auditor appointed by TELKOM. The Auditor shall audit and report on the annual financial statements of DIVRE IV and shall perform such other services as may be provided for in this Agreement or as may be requested from time to time by the Head of Regional Division. The reasonable fees and expenses of the Auditor incurred in respect of DIVRE IV shall be paid by DIVRE
IV. Unless required by this Agreement or applicable law, the Auditor shall perform all audits and other tasks using reasonable commercial assumptions and Indonesian generally accepted accounting principles, consistently applied.

6.6      Insurance

         DIVRE IV shall obtain and maintain in force during the KSO Period such insurance in respect of its operations, the KSO System and all other assets owned or used by DIVRE IV from time to time comparable to the insurance in effect during the life of the KSO System prior to the Effective Date. All such insurance shall be provided by a reputable insurance company operating in Indonesia on terms approved in advance by the Head of Regional Division.

         All proceeds arising from an insurance claim for damages or loss to the New Installation shall be used or applied to repair or replace the damaged property. TELKOM acknowledges that damages or destruction to the KSO System, no matter how extensive and whether or not insured, will not affect the right of the Investor to receive Investor Revenues and other amounts as provided in this Agreement.

6.7      Indonesian Resources

         DIVRE IV shall, to the extent reasonably possible in the circumstances, make maximum use in its operations of available Indonesian domestic human and material resources, goods and services. Without limiting the generality of the foregoing, TELKOM resources and services, including the Personnel Assessment Center (Bandung), the Training Center (Divisi Pelatihan), the Information Systems Center (Divisi SISFO), Network Division, Atelier Division and the repair centers and property management, shall be utilized by DIVRE IV where such services are appropriate to the requirements of DIVRE IV. All such resources and services shall be made available to DIVRE TV by TELKOM on reasonable commercial and competitive terms pursuant to arrangements made between the Head of Regional Division and TELKOM.

ARTICLE 7 - REPORTS AND AUDITS

7.1      Fiscal Year

         DIVRE IV shall have a fiscal year ending 31 December in each year.

7.2      Monthly Reports

         DIVRE IV management shall prepare monthly financial statements for DIVRE IV in accordance with Indonesian generally accepted accounting principles, consistently applied. The unaudited monthly financial statement shall be submitted to TELECOM and the Investor within 15 days after the closing of the books of each month during the KSO Period. Within 30 days after the closing of the books for that month, the Head of Regional Division shall prepare and submit to TELKOM and the Investor monthly reports on the management; operations and finance of DIVRE IV, including copies of monthly financial statements (audited if required by law), all calculations required to be set out therein for purposes of this Agreement, progress reports made with reference to the Management and Operations Plan and reports on any other matters which the Head of Regional Division may deem relevant.

7.3      Annual Audit and Report

         DIVRE IV management shall prepare annual financial statements for DIVRE IV in accordance with Indonesian generally accepted accounting principles, consistently applied. Such annual financial statements shall be audited by the Auditor. Within 90 days after the end of each year during the KSO Period, the Head of Regional Division shall prepare and submit to TELKOM and the Investor an annual report on the management, operations and finance of DIVRE IV during the preceding year including copies of the audited financial statements with the Auditor's notes and comments thereon, all calculations required to be set out therein for purposes of this Agreement, progress reports made with reference to the Management and Operations Plan for the preceding year, and reports on any other matters which the Head of Regional Division may deem relevant.

ARTICLE 8 - FINANCE

8.1      Source of Funds

         It is intended that the operations of DIVRE IV shall be funded exclusively out of Total KSO Revenues. However, if at any time DIVRE IV is unable to finance its operations, TELKOM shall be required to contribute funds to finance such operations. In no circumstances shall the Investor be required to contribute funds. DIVRE IV shall not enter into any agreement for the lending or borrowing of funds.

8.2      KSO Account

         At all times DIVRE IV shall maintain the KSO Account at a reputable foreign bank in Indonesia acceptable to both the Investor and TELKOM and shall establish such banking procedures and signing authorities in respect of such account as TELKOM may from time to time direct in accordance with this Agreement.

8.3      Revenues

         All DIVRE IV revenues shall be deposited to the KSO Account immediately on receipt. DIVRE IV shall diligently pursue the collection of all such revenues and TELKOM shall lend all such assistance, including the pursuit of legal action, as may be requested by the Head of Regional Division to ensure all DIVRE IV revenues are collected in a timely manner. No accounts receivable of DIVRE IV will be written off except in accordance with Indonesian generally accepted accounting principles, and in accordance with the prevailing laws and regulations.

8.4      Use and Segregation of Funds

         Funds standing to the credit of the KSO Account shall be used each month only for payment of the following amounts and such funds shall be applied in the following order. First, for payment in full of the Investor Revenues; second, for payment in full of the KSO Operating Expenses; and third, for the payment of Balance of KSO Revenues. Without limiting the generality of the foregoing, no security interest may be granted over the KSO Account or Total KSO Revenues. Total KSO Revenues and any interest earned thereon shall at all times be kept separate from and shall not be co-mingled with any other revenues or funds of TELKOM or the Investor. Except for rights and interests expressly provided for hereunder, TELKOM and the Investor hereby expressly waive any proprietary right or interest in Total KSO Revenues or any interest earned thereon.

8.5      Investor Revenues

The Investor Revenues means, in respect of any month during the KSO Period, the U.S.

Dollar amount payable in respect of that month as set out in Attachment C (the "Investor Revenues"). The Investor Revenues shall be paid to the Investor from the KSO Account in U.S. Dollars in accordance with Attachment C monthly. Notwithstanding the previous sentence, for the first six payments of the Investor Revenues, the Investor may, hi its sole discretion upon timely written notice to TELKOM and DIVRE IV, direct that part or all of the Investor Revenues constituting one or more of these first six payments be paid in Rupiah calculated based on the midpoint between the buying and selling rates of Bank Indonesia for the Rupiah against the U.S. Dollar on the date the payment is made. The Investor Revenues shall be paid within 7 days of the end of the month to which it relates by automatic transfer to a bank account designated by the Investor. (If the date 7 days after the end of the month falls on a day which is not a Business Day, then the payment shall be made on the immediately following day which is a Business Day, except that for the first six payments of the Investor Revenues, if the day 7 days after the end of the month falls on a day which is not a Business Day then the payment shall be made no later than the immediately preceding day which is a Business Day.) For (he avoidance of doubt, the first payment of the Investor Revenues shall be made on the day not later than 7 days after the month in which the Effective Date occurs, and the last payment of the Investor Revenues shall be made on the day not later than the 7th day of the first month after the end of the KSO Period. TELKOM shall provide or shall cause DIVRE IV to provide an irrevocable payment instruction, in form and substance as set forth in Attachment D, to the KSO Account on the Effective Date and annually thereafter no fewer than two Business Days before the seventh day of every calendar year during the KSO Period, instructing that the monthly payment of the Investor Revenues be made as set forth in

Attachment C.

8.6      KSO Operating Expenses

         The KSO Operating Expenses shall be paid out of the KSO Account as and when due. For purposes of this Agreement, "KSO Operating Expenses" means the total non capital expenses directly incurred by DIVRE IV in the operation of the KSO System, including:

(a)      remuneration and benefits paid to DIVRE IV Employees;

(b)      general and administration;

(c)      materials and transportation;

(d)      repairs and maintenance;

(e)      training;

(f)      research and development;

(g)      refunds paid to subscribers;

(h)      value-added tax;

(i) payment on behalf of the Investor of License Fee payments (the parties agree that the cost of the License Fee will be paid on behalf of the Investor and borne by DIVRE IV);

(j) interconnection charges paid to other carriers and arising from calls or services originating in the Territory;

(k)      licence fees for radio frequency;

(l)      revenue shares paid to PBH operators;

(m) all other direct operating expenses including the cost of insurance obtained in accordance with Section 6.6;

provided, however, that the following amounts shall not be included in KSO Operating Expenses:

         (i) depreciation, amortization, interest and financing charges in respect of the Existing Installation, the New Installation and any other installation;

         (ii) income taxes payable by TELKOM or the Investor in respect of DIVRE IV revenue; and

         (iii) the expenses of the Investor and TELKOM incurred outside DIVRE IV including head office administration costs and management fees payable to shareholders of the Investor.

8.7      Balance of KSO Revenues

         TELKOM is entitled to all of the Balance of KSO Revenues.

         At the end of each month the Head of Regional Division will calculate the amount, if any, of the Balance of KSO Revenues as of the last day of such month, and at the latest within 10 days of the end of the month to which the payment relates the amount so calculated shall be paid from the KSO Account by Rupiah by automatic transfer to the account designated by TELKOM. (If the payment date falls on a day which is not a Business Day, then the payment shall be made on the immediately following day which is a Business Day). (For the avoidance of doubt, the final payment of Balance of KSO Revenues will be made during the month immediately following the last month of the KSO Period.) Any dispute arising between the Investor and TELKOM with respect to the amount or the calculation of the Balance of KSO Revenues shall be referred to the Auditor, and the Auditor's decision shall be final and binding and not subject to arbitration. No payment of Balance of KSO Revenues shall be made to TELKOM unless and until all payments of Investor Revenues for that month and all prior periods have been paid in full.

8.8      TELKOM Deficiency Undertaking

         In the event DIVRE IV has insufficient funds to pay the Investor Revenues owing and payable to the Investor with respect to any month (the amount of such insufficiency, the "Deficiency"), TELKOM shall, with no requirement for demand by the Investor, pay on the due date for such payment the full amount of the Deficiency to the account to which such payment is payable. TELKOM's obligation to pay the Deficiency during the KSO Period shall be unconditional and shall rank pari passu with TELKOM's other unsecured obligations. TELKOM'S right to receive the Balance of KSO Revenues pursuant to Section 8.7 is subordinated to the Investor's right to receive the Investor Revenues.

8.9      Effect of Termination

         Within 7 days following the termination of this Agreement pursuant to
Section 14.1, TELKOM shall pay to the Investor any Investor Revenues which have not been previously paid. The obligations of TELKOM under this Section 8.9 shall survive termination of this Agreement.

8.10     Late Payment

         If DIVRE IV or TELKOM fails to pay when due the Investor Revenues or any other amount payable to the Investor, then interest shall accrue on such unpaid amount until the date of payment in full at the rate of 2% per month for each month or partial month. Such interest shall be payable on demand by the Investor. By way of illustration, a payment that is late by one month and one day shall accrue interest calculated as 4% of such late payment.

8.11     Transition Payment Mechanics

         Set forth in Attachment E are instructions for making payments of Investor Revenues and the Balance of KSO Revenues with respect to the month in which the Original KSO Agreement is amended and restated by this Agreement.

ARTICLE 9 - PERSONNEL

9.1      Employees of DIVRE IV

         The DIVRE IV Employees shall remain employees of TELKOM. The compensation and other benefits payable to, and other applicable rules and policies for the DIVRE IV Employees during the KSO Period shall be as determined by DIVRE IV management and must be approved in advance in writing by TELKOM.
The Head of Regional Division shall consult with TELKOM prior to making any change in the organizational structure of DIVRE IV.

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

10.1     Representations and Warranties of the Investor

         The Investor hereby represents and warrants to TELKOM as follows:

(a) the Investor is a limited liability company established and operating under the laws of the Republic of Indonesia with the legal status, power and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder; and

(b) this Agreement constitutes legally valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms and the person or persons signing this Agreement on behalf of the Investor are duly empowered to do so.

10.2     Representations and Warranties of TELKOM

         TELKOM hereby represents and warrants to the Investor that it has the requisite legal status power and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder and that this Agreement constitutes legally valid and binding obligations enforceable against TELKOM in accordance with their respective terms and the person or persons signing this Agreement on behalf of TELKOM are duly empowered to do so.

ARTICLE 11 OBLIGATIONS OF TELKOM

11.1     Good Faith

         TELKOM shall perform its obligations under this Agreement promptly, diligently, in good faith and in a cooperative spirit in accordance with all applicable law and shall promptly take all action within its power to cause DIVRE IV and the DIVRE IV Employees to comply with and perform this Agreement.

11.2     Access to Information

         TELKOM shall on written request without charge and within a reasonable time grant the Investor access to all pertinent information related to the operation of the KSO System which is not subject to an obligation of confidentiality and shall give all such further assistance in due time as may be reasonably requested in writing by the Investor or DIVRE IV for purposes of carrying out the provisions of this Agreement in accordance with applicable law.

11.3     Existing Installation

         TELKOM shall ensure that the Existing Installation is at all times during the KSO Period available for use in the KSO System by DIVRE IV.

11.4     Co-Operation

         TELKOM shall not knowingly take or omit to take any action which could interfere with or interrupt the normal functioning of the KSO System in the Territory except in accordance with applicable law or with reasonable cause relating to the safe and proper operation of the Indonesian telecommunications network.

11.5     Indemnification

         TELKOM shall indemnify and save harmless the Investor in respect of all damages, losses or costs incurred by the Investor as the result of any material breach by TELKOM or any of its employees or subcontractors of any term, representation, warranty, covenant or other obligation in this Agreement. TELKOM shall further indemnify and save harmless the Investor in respect of all damages, losses or costs incurred by the Investor as a result of any action, suit, proceeding or claim made by third parties who have suffered loss, injury or damage in connection with this Agreement. The indemnification provided for in this Section 11.5 shall survive the termination of this Agreement. In no case shall the Investor be entitled to its indirect or consequential losses or damages, whether or not such losses or damages are subject to this indemnity.

11.6     Access

         TELKOM shall without charge provide the Investor, upon prior notice from the Investor and during working hours, with access to information, the sites, locations and other facilities as may be reasonably required by the Investor hereunder, and will also provide such access to the Investor as required by the Investor to defend itself against any legal actions, lawsuits, proceedings or claims made by third parties who have suffered loss, injury or damage in connection with the Original KSO Agreement or otherwise in any manner related to the Original KSO Construction Agreement. Upon TELKOM's request, the Investor shall provide to TELKOM evidence of such legal actions. For the avoidance of doubt, the Investor's right to access as described in this Section
11.6 does not mean that the Investor has any right to participate in the management or operation of the KSO except as specifically provided in this Agreement.

ARTICLE 12 - OBLIGATIONS OF THE INVESTOR

12.1     Good Faith

         The Investor shall perform each of its obligations under this Agreement promptly, diligently, in good faith and in a cooperative spirit in accordance with applicable law to comply with and perform this Agreement.

12.2     Limitation on Encumbrances

         During the KSO Period the Investor shall take all such action as may be necessary to protect and safeguard its right, title and interest in the New Installation and shall not sell, transfer, pledge, assign or otherwise encumber any of its rights in or to all or any part of the New Installation without the prior written consent of TELKOM, provided however, that the Investor may mortgage, pledge or otherwise encumber its interest in the New Installation in favor of a third party, if such third party agrees in writing to subordinate its interest in the New Installation to the rights of TELKOM:

(a) to use such New Installation in the KSO System during the KSO Period in accordance with this Agreement; and

(b) to acquire the New Installation free and clear of any encumbrances in accordance with Sections 14.1 and 14.2.

12.3     Indemnification

         The Investor shall indemnify and save harmless TELKOM in respect of all damages, losses or costs incurred by TELKOM as a result of any material breach by the Investor or any of its employees of any term, representation, warranty, covenant or other obligation in this Agreement. The indemnification provided for in this Section 12.3 shall survive the termination of this Agreement. In no case shall TELKOM be entitled to its indirect or consequential losses or damages, whether, or not such losses or damages are subject to this indemnity.

12.4     Ownership of Investor

         The Investor shall not make or permit any change in its ownership structure during the KSO Period without the prior consent of TELKOM, except a change in the ownership of the Investor that results from a transfer of ownership to its Affiliate, a merger of the Investor and an Affiliate whereby the Investor will be the surviving company, a transfer of ownership to a reputable financial institution in relation to a pledge or other encumbrance of such shares or a pledge of the Investor's shares, all of which shall not require prior consent The Investor shall provide reasonable documentary evidence to TELKOM that the transferee is its Affiliate. The Investor shall promptly notify TELKOM of any proposed change in its ownership structure.

ARTICLE 13 - EVENTS OF DEFAULT

13.1     Events of Default by TELKOM

         The Investor may take the actions set forth in Section 13.2 upon the occurrence of an uncured material breach by TELKOM of any of its material obligations under this Agreement.

13.2     Remedy upon Default

         Upon the occurrence of an uncured material breach by TELKOM of any of its material obligations under this Agreement, the Investor may give written notice to TELKOM stating the nature and extent of the default and, if such notice is given and the default is not remedied to the reasonable satisfaction of the Investor within 7 Business Days (in the case of a payment default) and 10 Business Days (in the case of all other defaults) of the date of such notice, the Investor may take the following actions at the end of the said 7 or 10, as relevant, Business Days period by notice of the Investor. Upon delivery by the Investor of such notice to TELKOM, the Investor may in its sole discretion assume full operational and financial control of DIVRE IV and the KSO System (including control of the Total KSO Revenues and signature authority with respect to the KSO Accounts) and TELKOM shall take all steps necessary to permit the Investor to assume such operational and financial control (including provision to the Investor on the Effective Date of irrevocable powers of attorney in the form of Attachment F required by the Investor to assume such financial and operational control, including control of the Total KSO Revenues and signature authority with respect to the KSO Accounts, such powers of attorney to become effective with no further action upon the occurrence of an uncured material breach by TELKOM of any of its material obligations under the Agreement), and Total KSO Revenues shall be applied in payment of amounts owing to the Investor under this Agreement, with such operational and financial control being returned to TELKOM upon payment in full of amounts owing to the Investor under this Agreement.

ARTICLE 14 - TERMINATION

14.1     Termination at End of KSO Period

         This Agreement shall terminate on 31 December 2010, at which time all right, title and interest of the Investor in the New Installation shall be transferred to TELKOM, on an "as is where is" basis, effective without requiring any further action by any party, or payment by TELKOM to the Investor; provided, however, that if amounts are owed to the Investor under the Agreement on 31 December 2010, the KSO Period shall be extended, and the New Installation shall not be transferred to TELKOM, until all amounts owed to the Investor have been fully paid.

14.2     Representations and Warranties

         The Investor shall, at the time of transfer of the New Installation to TELKOM in accordance with this Article 14, be deemed to represent and warrant to TELKOM that the New Installation is being transferred to TELKOM free and clear of any liens, charges, encumbrances or any other rights of others.

         This representation and warranty of the Investor made pursuant to this
Section 14.2 shall survive the termination of this Agreement and shall remain enforceable against the Investor notwithstanding such termination and this Agreement shall remain in force for such purpose.

14.3     Waiver of Article 1266

         The parties expressly waive Article 1266 of the Indonesian Civil Code to the extent necessary to effect termination of this Agreement in accordance with this Article 14 without the need for a court decision.

14.4     Licenses and Warranties

         Any licenses for the use of intellectual property rights, product or equipment warranties or other rights or contracts in the name of the Investor, if any and deemed necessary by TELKOM, relating to the New Installation or its operation within the KSO System shall be assigned or otherwise transferred to TELKOM at the expense of TELKOM on the date of transfer of the New Installation to TELKOM pursuant to this Article 14.

ARTICLE 15 - DISPUTE RESOLUTION

15.1     Co-operative Negotiation

         The parties hereto shall use their best efforts and shall co-operate and negotiate in good faith to resolve any and all disputes which may arise between them relating to this Agreement or the KSO Project

(hereinafter in this Article 15 referred to as a "Dispute"). The Parties agree that for a period of 30 days after the receipt by one party of a written notice from the other party of the existence of a Dispute, they will attempt to settle the Dispute by amicable discussion between the Parties.

15.2     Decision by Minister

         Any Dispute which relates to the implementation of regulatory or policy matters dealt with in the License shall be referred to and decided by the Minister. A decision of the Minister in respect of such a Dispute shall be final and binding and shall not be subject to appeal to any Court or arbitral tribunal.

15.3     Arbitration

         If the parties hereto are unable to reach a written agreement to settle the Dispute within the 30-day period set forth in Article 15.1, then either party may submit the Dispute to arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Geneva by one or more arbitrators appointed in accordance with the said Rules.

15.4     Binding Effect

         The parties hereto hereby consent and agree that any arbitral award made pursuant to Section 15.3 shall be final and binding and may be used as a basis for enforcement thereon in the Republic of Indonesia or elsewhere.

15.5     Good Faith

         Each party agrees to participate in
negotiation or arbitration pursuant to this Article 15 in good faith and in a co-operative manner with a view to resolving any and all Disputes on an equitable and expedited basis and, without limiting the generally of the foregoing, agrees to make available in such process all documents, data and members of its personnel, including its senior management and officers, to the extent reasonably necessary in the circumstances.

15.6     Costs

         Subject to the award of the arbitral tribunal, each party shall be responsible for its own costs and expenses incurred in connection with any Dispute resolution process hereunder and the costs and expenses of the arbitrators and the forum shall be borne equally by the parties.

ARTICLE 16 - GENERAL

16.1     Notice

         Any demand notice or other communication to be made or given hereunder shall be in writing and made by facsimile transmission or by personal delivery addressed to the respective party as follows:

To TELKOM:

         Perusahaan Perseroan (Persero)
         PT Telekomunikasi Indonesia
         Jl. Japati No. 1
         Bandung 40133
         Attention: President Director
         Facsimile: (022)440-313

To the Investor:

         PT Mitra Global Telekomunikasi
         Indonesia
         Jalan Medan Merdeka Barat No. 21
         Jakarta 10110
         Attention: President Director
         Facsimile: (021) 344-6018

or to such other address, person or telecopy or facsimile number as any party may from time to time notify to the others in accordance with this Section 16.1. Any demand, notice or other communication made or given pursuant hereto shall be conclusively deemed to have been made or given on the day of actual delivery thereof if delivered during the normal business hours of the recipient and, if delivered outside such hours, on the day on which such normal business hours next occur.

16.2     Governing Law

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Republic of Indonesia without giving effect to the conflicts of law provisions thereof.

16.3     Language

         This Agreement is concluded in both bahasa Indonesia and English. In the event of any inconsistency or contradiction between the bahasa Indonesia and English texts the bahasa Indonesia text shall govern and prevail.

16.4     Interpretation

         Each of the parties hereto expressly acknowledges its intention that this Agreement be construed, interpreted and enforced in accordance with the true spirit, intent, meaning and purpose hereof and in light of the circumstances in which it was made.

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

16.5     Confidentiality

         Except to the extent required by applicable law, no party to this Agreement may communicate or use any confidential information ("Confidential Information") or permit the communication or use of Confidential Information to or by any person other than its own shareholders, lenders, professional advisers, management, personnel, employees and sub-contractors who need to know or use such Information for purposes related to the KSO Project. For purposes of this Section 16.5, Confidential Information shall mean all technical and commercial information in whatever form having technical or commercial value which is obtained by a party hereto as a result of or in connection with the KSO System and which is not in the public domain. All information marked "Confidential" by a party hereto shall be treated for all purposes by the parties hereto as Confidential Information under this Section 16.5 unless and until it is clearly demonstrated by a party hereto that such information is not Confidential Information as herein defined. The provisions of this Section 16.5 shall survive the termination of this Agreement.

16.6     Force Majeure

         The obligation of any party hereunder, except for the obligation to make payments of money when due, shall be suspended to the extent and during the period that performance is prevented by any labor dispute, act of God, law, regulation or order of any government or governmental entity, judgment or order of any courts, act of war or condition arising out of or attributable to war, whether declared or undeclared, riot, terrorism or other criminal activity, insurrection or rebellion, fire, explosion, earthquake, storm, flood, volcanic eruption, drought or other severe and unusual adverse weather conditions, accident, or any other cause similar to the foregoing. The parties agree that there shall be no renegotiation of the terms or conditions of this Agreement on account of changes in economic conditions or the condition of the business of DIVRE IV or for any other reason.

16.7     Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement

16.8     Severability

         If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

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16.9     No Waiver

         Failure on the part of a party hereto to exercise any right under this Agreement or failure on the part of a party to insist that another party adhere to the strict terms of this Agreement will not constitute a repudiation of the terms of this Agreement and will not be considered waiver by such party of its right to demand at a later date strict adherence to the terms of this Agreement.

16.10    Further Assurances

         Each of the parties hereto shall from time to time execute and deliver all such further documents, instruments and further assurances and do or refrain from doing all such further acts and things as the other party may from time to time reasonably require to effectively carry out or better evidence or perfect the true spirit, intent, meaning and purpose of this Agreement.

16.11    Benefit of this Agreement

         This Agreement shall enure to the benefit of and be binding upon the panics hereto and their respective successors and permitted assigns.

16.12    Assignment

         The rights of a party arising under this Agreement may not be assigned by any party without the prior written consent of the other party, except to its Affiliate or a reputable financial institution. The parties agree that formal notice of assignment will constitute a notice under Article 613 paragraph 2 of the Indonesian Civil Code. The obligations of a party arising under this Agreement may only be delegated by either party to any person with the prior consent of

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

the other party.

16.13    Taxes

         Except as otherwise provided for in this Agreement, all taxes and other duties in connection with the implementation of the Agreement shall be the responsibility of each party in accordance with the prevailing laws and regulations.

16.14    Amendments

         No modification or restatement of or amendment or supplement to this Agreement shall be valid or binding unless set forth in writing and duly executed by all parties hereto. For the avoidance of doubt no modification or restatement of or amendment or supplement to Section 1(o), Section 1(aj),
Section 2.3, Section 3.3, Article 6, Article 7, Section 8.5, Section 8.7 and Attachment C will be permitted during the KSO Period.

ARTICLE 17 - MISCELLANEOUS

17.1     Mutual Waivers

         TELKOM will enter into mutual waivers, substantially in the form of Attachments G and H hereto, with each of the Investor and the former shareholders of the Investor, pursuant to which TELKOM will release such parties and such parties will release TELKOM from all liabilities arising under the Original KSO Agreement and the Original KSO Construction Agreement for the period ending on the Effective Date. It is intended that TELKOM will enter into the mutual waivers with the Investor and the former shareholders of the Investor, respectively, prior to the Effective Date, although the mutual waivers will only

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take effect upon the Effective Date.

17.2     Accounts Receivable

         All accounts receivable owing to the Investor under the Original KSO Agreement on the Effective Date shall be paid by DIVRE IV to the Investor in three equal installments on the 7th day of each of the next three calendar months following the month on which the Effective Date occurs. If a payment date falls on a day which is not a Business Day, it shall be made on the immediately following day which is a Business Day.

17.3     KSO Construction Agreement

         With effect on the Effective Date, the Original KSO Construction Agreement is hereby terminated and shall be deemed null and void.

17.4     Loss of Exclusivity

         The Investor hereby transfers to TELKOM all its right, title and interest in, and any claim it may have with respect to, payments or compensation to which the Investor is entitled as a result of the loss of the Investor's exclusivity under its License.

17.5     Undertaking to Indosat

         TELKOM acknowledges that the Investor's shareholders have provided an undertaking to PT. Indonesian Satellite Corporation Tbk ("Indosat"), pursuant to which the shareholders have agreed not to, and have agreed to cause the Investor not to, take any action to prohibit, deny or handicap the provision by Indosat directly or indirectly of telecommunications networks or services in the Territory or the roll out by

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

Indosat of a telecommunications network in the Territory and not to exercise any rights the Investor may have under the License or the Agreement to prevent the provision either directly or indirectly of such networks or services by Indosat or the rollout of such network, and TELKOM agrees that it will not attempt to prevent the Investor's shareholders or the Investor from performing such undertaking.

17.6     Prohibition on Payments in U.S. Dollars

         If DIVRE IV or TELKOM shall be prevented by prevailing law or regulation from making a payment required by this Agreement to be made in U.S. Dollars, DIVRE IV or TELKOM, as relevant, shall make the payment in Rupiah, for this purpose converting the U.S. Dollars into Rupiah by multiplying the U.S. Dollar amount of the payment times the midpoint between the buying and selling rates of Bank Indonesia for the Rupiah against the U.S. Dollar on the payment date.

17.7     License

         TELKOM and the Investor set forth the following mutual agreements and understandings with respect to the License:

         (a) TELKOM and the Investor acknowledge that it is TELKOM's intention to seek the approval of the Minister to operate the KSO during the KSO Period under TELKOM's national license and to pay a license fee thereunder, and for no License Fee to be payable with respect to the License, notwithstanding anything to the contrary herein;

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

         (b) during the KSO Period, the Investor shall not utilize the License or any of its rights thereunder to carry on any telecommunications business except as expressly contemplated under this Agreement;

         (c) the Investor shall assist TELKOM upon TELKOM's request in providing information and negotiating with the Minister and any other relevant departments and agencies to achieve a mutually agreeable understanding with the Minister and such other departments and agencies in relation to TELKOM's intentions with respect to the licensing matter as reflected in this section; and

         (d) TELKOM undertakes that pending approval of the Minister to operate the KSO during the KSO Period under TELKOM's national license, TELKOM shall cause DIVRE IV to pay the License Fee to the Department as provided in this Agreement.

IN WITNESS WHEREOF the parties have signed this Agreement under the hand of their duly authorized representatives:

PERUSAHAAN PERSEROAN                        PT MITRA GLOBAL
(PERSERO) PT TELEKOMUNIKASI                 TELEKOMUNIKASI INDONESIA
INDONESIA TBK
                                            [STAMPED]

Oleh /s/ Kristiono                          Oleh  /s/ Sandiaga Salahuddin Uno
     ---------------------------                  ---------------------------
Nama    : Kristiono                         Nama    : Sandiaga Salahuddin Uno
Jabatan : Direktur Utama                    Jabatan : Direktur Utama

[STAMP OF METERAI TEMPEL]